EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2015, relating to the consolidated financial statements and financial statement schedules of Caesars Entertainment Corporation, which expresses an unqualified opinion on those consolidated financial statements and financial statement schedules and included: (i) an explanatory paragraph regarding the potential outcome of certain litigation and noteholder disputes concerning certain transactions dating back to 2010, related to the Company’s majority owned subsidiary, Caesars Entertainment Operating Company, Inc. (CEOC), which raises substantial doubt about the Company’s ability to continue as a going concern and (ii) an emphasis of a matter paragraph regarding certain debt covenant defaults by CEOC and CEOC’s subsequent voluntary filing for reorganization under Chapter 11 of the Bankruptcy Code, which resulted in Caesars Entertainment Corporation deconsolidation of CEOC effective January 15, 2015, and our report on the Company's internal control over financial reporting as of December 31, 2014, which expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses identified, both appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
May 20, 2015